Exhibit 10.1

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made and entered into by and between ###PARTICIPANT_NAME### (“Participant”) and Modine Manufacturing Company (the “Company”).  The Company and Participant shall sometimes be referred to herein together, as the “Parties.”

RECITALS

A.As a condition of, and in consideration for, the Company’s award of Performance Stock and/or Restricted Stock Units to Participant pursuant to the certain Award Agreement (“Award”) dated ###GRANT_DATE###, governed under the terms of the Company’s 2020 Incentive Compensation Plan, and Participant has agreed to execute and be bound by the terms of this Agreement.
B.During Participant’s employment with the Company, Participant has personally generated, and will continue to personally generate, and has and will continue to be entrusted with, information, ideas, and materials that are the Company’s confidential and proprietary property, including, without limitation, trade secrets, confidential customer information and customer lists, financial information, product designs, costs, and marketing information, and information related to other confidential and proprietary matters of the Company and its affiliates (the Company, its predecessors and any of the Company affiliates and their predecessors are collectively referred to as the “Company Group”).
C.The Company Group has expended, and will continue to expend, substantial time, effort, and money to protect such confidential and proprietary Company Group property, to service its customers and to provide Participant the opportunity and the resources to extend the goodwill of the Company.
D.By entering into this Agreement, Participant acknowledges and agrees that the scope of the restrictions contained in this Agreement are appropriate, necessary, and reasonable for the protection of the Company’s business, goodwill, and property rights, including the protection of the Company’s confidential and proprietary property and its customer relationships.
E.By entering into this Agreement, Participant acknowledges and agrees that the restrictions imposed by this Agreement will not prevent Participant from earning a living in the event of, and after, the end, for whatever reason, of Participant’s employment with the Company.

AGREEMENT

In consideration of the Award and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Participant and the Company hereby agree as follows:

1.Confidentiality and Trade Secret Obligations.
1.1During Employment.  While Participant is employed by the Company, Participant will not, directly or indirectly, use or disclose any Trade Secret or Confidential Information, except in the interest and for the benefit of the Company Group and as authorized by Company Group policy.
1.2Trade Secrets Post-Employment.  After the end, for whatever reason, of Participant’s employment with the Company, Participant will not, directly or indirectly, use or disclose any Trade Secret.
1.3Confidential Information Post-Employment.  For a period of twenty-four (24) months following the end, for whatever reason, of Participant’s employment with the Company, Participant will not, directly or indirectly, use or disclose any Confidential Information.
1.4Trade Secret Law.  Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of Trade Secrets where such protections provide the Company Group with greater rights or protections than provided in this Agreement.  With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made in (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public.  Participant is further notified that if Participant files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Participant may disclose the Company Group’s Trade Secrets to Participant’s attorney and use the Trade Secret information in the court proceeding, provided that Participant files any document containing the Trade Secret under seal so that it is not disclosed to the public, and Participant and Participant’s attorney do not disclose the Trade Secret, except pursuant to court order.

1.5Confidential Information.  The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company Group or provided to the Company Group by its customers and suppliers that has value to the Company Group and is not known generally to the public or the Company’s competitors.  Confidential Information includes, but is not limited to: (i) inventions; new products; product formulations and specifications; computer software code, protocols, formulas, mask works, compositions; information about products under development; research, development or business plans; test results; financial information; customer and prospective customer lists; information about orders from and transactions with customers, distributors, vendors or suppliers; customer strategy information; the layout, design, and implementation, of customer-specific projects; account projections; billing reports; sales and marketing information; strategies and plans; pricing information; business acquisition plans; information relating to sources of materials and costs; business records; employment records (other than Participant’s own); employment policies; and research programs and results; (ii) information that is marked or otherwise designated or treated as confidential or proprietary by the Company Group; and (iii) information received by the Company from others which the Company Group has an obligation to treat as confidential.
1.6Trade Secret.  The term “Trade Secret” has that meaning set forth under applicable federal and state law, including but not limited to 18 U.S.C. § 1839(3).  For the sake of clarity, even if the subject matter of the Trade Secret could satisfy the definition of Confidential Information in this Agreement, it will be afforded the full protection of law as a Trade Secret.  The term includes, but is not limited to, all computer source code created by or for the Company.
1.7Exclusions.  Notwithstanding the foregoing, the term “Confidential Information” does not include, and the obligations set forth in this Agreement do not apply to, any information that: (i) can be demonstrated by Participant to have been known by Participant prior to Participant’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Participant; (iii) is obtained by Participant in good faith from a third party who discloses such information to Participant on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Participant outside the scope of Participant’s employment without the use of Confidential Information or Trade Secrets.

1.8Scope.  Participant affirmatively acknowledges and agrees that except in the interest and for the benefit of the Company and as authorized by Company policy, Participant’s undertakings and obligations under this Section 1 prohibit Participant’s transfer and/or transmittal of any Confidential Information and/or Trade Secrets to or from Participant’s personal email or other personal or non-Company Group platform(s), account(s) or data site(s) over which Participant has access or exercises direct or indirect control.  In addition, Participant’s undertakings and obligations under this Section 1 apply to all disclosures, whether verbal, written, electronic or otherwise, including but not limited to inputting such information into AI Technology, except in the interest and for the benefit of the Company Group and as authorized by Company policy.  The term “AI Technology” means any and all machine learning, deep learning, and other artificial intelligence technologies, including statistical learning algorithms, models (including but not limited to large language models), neural networks, and other artificial intelligence tools or methodologies, all software implementations of any of the foregoing, and related hardware or equipment capable of generating various types of content (including but not limited to text, images, video, audio, or computer code).  For the avoidance of doubt, “AI Technology” includes, but is not limited to, ChatGPT and other open source and/or public artificial intelligence platforms.
2.Restrictions During Employment. While Participant is employed by the Company, Participant will not directly or indirectly: (i) compete or attempt to compete, against the Company; (ii) divert or attempt to divert, business from the Company; (iii) solicit, or attempt to solicit, any current Company employee, independent contractor, or agent for employment or engagement outside of the Company; or (iv) solicit, or attempt to solicit, the business of any customer, vendor or supplier or prospective customer, vendor or supplier, in competition with the Company, anywhere the Company does or is taking steps to do business.

3.Post-Employment Restricted Customer Obligations.
3.1Non-Solicitation of Restricted Customers.  For a period of twelve (12) months immediately following the end, for whatever reason, of Participant’s employment with the Company, Participant agrees not to, directly or indirectly, solicit, or attempt to solicit, any Restricted Customer for the sale of any products or services of the type developed, designed, supported, marketed, sold or provided by Participant on behalf of the Company Group during the twelve (12) month period immediately prior to the end of Participant’s employment with the Company.
3.2 Non-Interference with Restricted Customers.  For a period of twelve (12) months immediately following the end, for whatever reason, of Participant’s employment with the Company, Participant agrees not to, directly or indirectly, solicit, or attempt to solicit, any Restricted Customer, so as to cause, or attempt to cause, any such Restricted Customer not to do business, or to reduce its business, with the Company Group or adversely affect or otherwise interfere with the relationship between the Company Group and such Restricted Customer.
3.3Restricted Customer.  The term “Restricted Customer” means any individual or entity (i) for whom/which the Company Group sold or provided products or services and (ii) with whom/which Participant, or an employee or agent acting pursuant to Participant’s direction, or someone under Participant’s direct supervision, had direct contact, performed services for, or bore responsibility for on behalf of the Company Group, or about whom/which Participant acquired non-public or proprietary information as a result of Participant’s employment by the Company, in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the end of Participant’s employment with the Company.  The term “direct contact” as used in this paragraph means focused intentional contact for the purpose of selling or providing products or services to such individual or entity, whether such contact was in person, by telephone, by electronic means or in writing.
4.Post-Employment Restricted Services Obligations.
4.1Restricted Services Obligation.  For a period of twelve (12) months immediately following the end, for whatever reason, of Participant’s employment with the Company, Participant agrees not to, directly or indirectly, provide Restricted Services to any Competitor in the Territory.
4.2Restricted Services.  The term “Restricted Services” means employment duties and functions of the type provided by Participant to the Company Group during the twelve (12) month period immediately prior to the end of Participant’s employment with the Company.
4.3Competitor.  The term “Competitor” means any business which is engaged in designing, developing, selling, marketing or distributing engineered thermal-management heating, cooling, and ventilation products or services of the type developed, designed, supported, marketed, sold or provided by Participant on behalf of the Company Group within the twelve (12) month period immediately prior to the end of Participant’s employment with the Company. Participant and Company agree that “Competitor” includes, but is not limited to, Trane, Johnson Controls, Vertiv, Stulz, Nvent, Schneider Electric, Daikin, Munters, Carrier, AON / BASX, Eaton, and Kelvion.
4.4Territory.  The term “Territory” shall mean the geographic areas in which Participant provided material services on behalf of the Company Group during the twelve (12) month period immediately preceding the end of Participant’s employment with the Company.
5.Post-Employment Restricted Supplier/ Vendor Obligations.
5.1Non-Interference with Restricted Suppliers/Vendors.   For a period of twelve (12) months immediately following the end, for whatever reason, of Participant’s employment with the Company, Participant agrees not to, directly or indirectly, solicit any Restricted Supplier/Vendor so as to cause, or attempt to cause, any such Restricted Supplier/Vendor not to do business, or to reduce its business, with the Company Group or adversely affect or interfere with the existing relationship between the Company Group and such Restricted Supplier/Vendor.
5.2Restricted Supplier/Vendor.  The term “Restricted Supplier/Vendor” means any individual or entity (i) from whom/which the Company Group obtained or contracted for goods, products or services and (ii) with whom/which Participant had contact on behalf of the Company Group or about whom/which Participant acquired non-public information on behalf of the Company Group in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the end of Participant’s employment with the Company.

6.Post-Employment Restricted Person Obligations.
6.1Non-Solicitation of Restricted Persons.  For a period of twelve (12) months immediately following the end, for whatever reason, of Participant’s employment with the Company, Participant agrees not to, directly or indirectly, solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company Group
6.2Restricted Person.  The term “Restricted Person” means an employee of the Company Group (i) who is a top-level employee of the Company Group, an employee who has special skills or knowledge important to the Company Group, or an employee who has skills that are difficult for the Company to replace; and (ii) with whom Participant had a working relationship or about whom Participant acquired or possessed specialized knowledge in connection with Participant’s employment with the Company, during the twelve (12) month period immediately prior to the end of Participant’s employment with the Company. Participant and Company agree that by virtue of the Participant’s receipt of this Award, s/he is a Restricted Person.
7.Business Idea Rights.
7.1Assignment.  Participant acknowledges that the Company will be the sole and exclusive owner of all rights, title and interest in and to all Business Ideas and all patent, trademark, trade secret, copyright, and any other intellectual property rights therein.  All Business Ideas which are or form the basis for copyrightable works are considered “works made for hire” as that term is defined by United States copyright law.  To the extent that all exclusive rights, title and interest in and to all Business Ideas do not automatically vest in the Company by operation of law, Participant hereby irrevocably assigns all rights, title and interest that Participant may have in such Business Ideas to the Company.
7.2Disclosure.  While employed by the Company, Participant will promptly disclose all Business Ideas to the Company.
7.3Execution of Documentation.  Participant, at any time during or after the term of Participant’s employment with the Company, will promptly execute all documents which the Company may reasonably require to perfect its ownership and protection of and rights to such Business Ideas throughout the world or to evidence their original creation by Participant.
7.4Business Ideas.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, source codes, developments, and copyrightable works, and all other intellectual property whether or not patentable or registrable, which are developed or originated by Participant, either alone or jointly with others, while Participant is employed by the Company and which are (i) related to any business known to Participant to be engaged in or contemplated by the Company Group; (ii) originated or developed during Participant’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities, or equipment furnished by the Company Group.
7.5Notice.  For the sake of clarity, the foregoing does not apply to any Business Ideas for which no equipment, supplies, facility or Trade Secret information of the Company Group were used and which were developed entirely on Participant’s own time, and (i) which do not relate (a) directly to the business of the Company Group or (b) to the Company Group’s actual or demonstrably anticipated research or development; or (ii) which do not result from any work performed by Participant for the Company Group.
8.Post-Employment Obligations.

8.1Return of Property.  Upon the end, for whatever reason, of Participant’s employment with the Company, or upon request by the Company at any time, Participant shall immediately return and disclose to the Company all passwords, codes,  documents, records, computer media, information and materials, keys, access cards, computers, telephones, handheld devices, equipment, supplies, items owned or leased by the Company Group or its affiliates and any other property belonging or relating to the Company Group or its affiliates and their customers and all copies of all such materials and property.  Upon the end of Participant’s employment with the Company or upon request by the Company Group at any time, Participant further agrees to destroy such records maintained by Participant on Participant’s own computer and/or electronic equipment, and/or any devices, equipment, or storage sites directly or indirectly owned, accessed, or controlled by Participant, and to certify in writing, at the Company Group’s request, that such destruction has occurred.  As allowed by applicable law, the Company Group, in the course of conducting an investigation into any alleged: unauthorized transfer of the Company Group’s non-public, proprietary or confidential information or data; other employment-related misconduct; violation of the law; or violation of the Company’s  work rules, may require Participant to submit Participant’s computer, electronic equipment, devices, and/or storage sites for inspection by a Company Group representative or third-party specialist and Participant agrees to allow such inspection and access.
8.2Social Media Accounts.  Upon the end, for whatever reason, of Participant’s employment with the Company, Participant shall update all social media accounts (including, without limitation, LinkedIn and/or any other similar platform(s)) which reference Participant’s employment with the Company to reflect that Participant no longer is employed by the Company.
9.Participant Disclosures and Acknowledgments.
9.1Confidential Information of Others.  Participant certifies that Participant has not disclosed or used, and will not disclose or use during Participant’s time as an employee of the Company, any confidential information that Participant acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Participant became an employee of the Company.
9.2Prior Obligations.  Participant certifies that Participant is not subject to any prior obligations (written and oral), such as non-disclosure or restrictive covenant obligations, that restrict Participant’s ability to perform any services as an employee for the Company.
9.3Scope of Restrictions.  By entering into this Agreement, Participant acknowledges and agrees that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable, based on the specialized knowledge Participant will gain while employed by the Company, for the protection of the Company Group’s business, goodwill and property rights, including the protection of the Company’s confidential and proprietary property and its customer relationships.  Participant further acknowledges and agrees that the post-employment term of the obligations contained in this Agreement shall survive following the end of Participant’s employment with the Company.  Participant also acknowledges and agrees that the restrictions imposed by this Agreement will not prevent Participant from earning a living or using general skills and knowledge gained while employed by the Company in the event of, and after, the end, for whatever reason, of Participant’s employment with the Company.

9.4Prospective Employers.  Participant agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any person or entity that offers employment to Participant.  Participant further agrees that the Company may send a copy of this Agreement, or otherwise make the provisions hereof known, to any of Participant’s potential or future employers.
10.Miscellaneous.
10.1Assignment.  This Agreement is personal to Participant, and Participant may not assign or delegate any of Participant’s rights or obligations hereunder.  The Company shall have the unrestricted right to assign this Agreement and all of the Company’s rights and obligations under this Agreement. Participant hereby agrees that, at the Company’s request and expense, Participant will consent to any such assignment by the Company and will promptly execute any assignments or other documents necessary to effectuate any such assignment to the Company’s successors or assigns.  Following such assignment, this Agreement shall be binding and inure to the benefit of any successor or assign of the Company.  For clarification purposes, upon assignment of this Agreement, all references to the Company shall also refer to the person or entity to whom/which this Agreement is assigned.
10.2Entire Agreement; Amendment or Waiver.  This Agreement shall not be construed to supersede or alleviate any obligations of Participant to the Company Group with respect to any restrictive covenant, non-compete or confidentiality agreement otherwise binding on Participant, which shall remain in full force and effect to the extent provided in any such agreements, and in the event that a provision of such agreement shall conflict with any provision of this Agreement, Participant acknowledges and agrees that the provision which is most protective of the Company’s confidential or proprietary interests shall control. Notwithstanding the foregoing, the provisions of this Agreement shall supersede and replace any similar restrictions entered into as a part of previous Awards. No provision of this Agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought.  The waiver by the Company of a breach of any provision of this Agreement shall not be deemed a waiver of any subsequent breach.  Additionally, the election of one or more remedies by the Company shall not constitute a waiver of the right to pursue other available remedies.

10.3Injunctive Relief.  The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security).
10.4Governing Law.  If the Participant resides in a U.S. state, this Agreement is governed by and will be construed in accordance with the law of the Participant’s state of residence.  In the event the Participant resides outside of the United States of America, the substantive and procedural laws of the State of Wisconsin, without giving effect to any conflict-of-laws rule that would result in the application of another jurisdiction’s law.
10.5Consideration.  Execution of this Agreement is a condition of the Award and constitutes the consideration for Participant’s undertakings hereunder.  Participant acknowledges and agrees that execution of this Agreement is not a condition of Participant’s continued employment with the Company.
10.6Severability.  The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other.  The invalidity of one provision shall not affect the validity of any other provision.
10.7Compliance With Applicable Law; Void Where Prohibited; Automatic Conformity. Each covenant in this Agreement applies only to the extent permitted by then-current applicable law. If applicable law for the Employee or the relevant jurisdiction prohibits a category of restriction, that restriction is void to that extent for that Employee or in that jurisdiction (for example, if law prohibits post-employment noncompetition covenants, any noncompetition covenant here is void to that extent). Where permitted by law, any overly broad term is automatically reformed to the least change necessary to be valid and enforceable; where reformation is not permitted, the term is severed to that extent and the remainder of this Agreement continues in effect. No provision shall be construed to permit enforcement beyond what applicable law allows, and invalidity in one jurisdiction does not affect validity elsewhere.
10.8Attorneys’ Fees and Costs.  In the event Participant is found by a court of competent jurisdiction to have breached this Agreement, the
Company shall be entitled to the reasonable attorneys’ fees and costs incurred by the Company as a result of such breach and the Company’s enforcement of the Agreement.
10.9Terminable-At-Will.  Nothing in this Agreement shall be construed to limit the right of either party to terminate the employment relationship at any time for any or no reason with or without notice.
10.10Third-Party Beneficiaries.  Participant acknowledges that the services Participant provides to the Company include services to the Company Group.  Any member of the Company Group is a third-party beneficiary with respect to Participant’s performance of Participant’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any member of the Company Group enjoying the benefits thereof, may enforce this Agreement directly against Participant.  The terms Trade Secret, Confidential Information, and Business Ideas shall include materials and information of the Company Group’s affiliates, predecessors and successors to which Participant has, or has had, access.
10.11  Whistle-Blower Protections. Notwithstanding the foregoing, in accordance with Rule 21F-17 under the Securities Exchange Act of 1934, the Company shall not impede Participant’s ability to communicate with the Securities and Exchange Commission or other governmental agencies regarding possible federal securities law violations, and the Company shall not enforce any provision of any policy or agreement to the extent such provision would be deemed to require the Company’s prior approval of such communication, except to the extent otherwise permitted by Rule 21F-17.  Nothing in this Agreement prohibits Participant from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.
10.12Retained Rights.  Nothing in this Agreement forecloses the discussion, disclosure or reporting of unlawful, unfair or discriminatory acts or practices in the workplace, including complaints of harassment, discrimination,  or assault.
10.13Counterparts.  This Agreement may be executed in counterparts, including by facsimile or portable document format (.pdf) signature, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties hereto notwithstanding that all of the Parties may not be a signatory to the same counterpart.  Further, this Agreement may be executed by electronic signature, which shall be deemed to be the same as an original signature.

###PARTICIPANT_NAME###

By:

Date:

Modine Manufacturing Company

By:

Title:

Date: